SCHEDULE 14A INFORMATION
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                           CURTISS-WRIGHT CORPORATION
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                (Name of Registrant as Specified in Its Charter)

                                     PACKARD
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

                           CURTISS-WRIGHT CORPORATION
               1200 WALL STREET WEST, LYNDHURST, NEW JERSEY 07071

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
 CURTISS-WRIGHT CORPORATION:

   Notice is hereby given that the Annual Meeting of Stockholders of Curtiss-Wright Corporation, a Delaware corporation, will be held at the Novotel Meadowlands Hotel, One Polito Avenue, Lyndhurst, New Jersey on Friday, April 12, 1996, at 2:00 p.m., for the following purposes:

       (1) To elect eight directors, each to hold office until the next Annual Meeting of Stockholders and until his or her successor shall have been elected and shall qualify;

       (2) To consider and act upon a proposal to approve the Corporation's 1996 Stock Plan for Non- Employee Directors;

       (3) To appoint independent accountants for the current year, Price Waterhouse LLP having been nominated as such by the Board of Directors; and

       (4) To consider and transact such other business as may properly come before the meeting.

   Only holders of common stock of record at the close of business on February 22, 1996 are entitled to notice of and to vote at the meeting. A list of such holders will be at the offices of the Corporation, 1200 Wall Street West, Lyndhurst, N.J. 07071, during the ten days preceding the meeting date.

   PLEASE FILL IN, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Stockholders who plan to attend the meeting in person are nevertheless requested to sign and return their proxies to make certain that their stock will be represented at the meeting should they be prevented unexpectedly from attending.

                                           By Order of the Board of Directors,

                                                           DANA M. TAYLOR, JR.
                                                                     Secretary
February 26, 1996

                          CURTISS-WRIGHT CORPORATION
              1200 WALL STREET WEST, LYNDHURST, NEW JERSEY 07071

                               PROXY STATEMENT

   This Proxy Statement is furnished by Curtiss-Wright Corporation (hereinafter called the "Corporation" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. The Proxy Statement and accompanying proxy will be first mailed to stockholders on or about February 29, 1996.

   As of February 22, 1996, the record date for determining the holders of common stock entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote at the Annual Meeting 5,074,026 shares of common stock. Each share of stock is entitled to one vote.

   The proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors, and to abstain from voting for the appointment of independent accountants and for the Corporation's 1996 Stock Plan for Non-Employee Directors if the shareholder chooses to do so. The election of directors requires a plurality of the votes cast while the approval of the appointment of independent accountants and of the Corporation's 1996 Stock Plan for Non-Employee Directors both require the affirmative vote of a majority in interest of the stockholders present in person or by proxy and entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the meeting. An abstention will be treated as a negative vote with respect to each matter other than the election of directors as to which the shareholder abstained. As to broker non-votes, if a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

   Where a specific designation is given in the proxy with respect to the vote on the election of directors, the appointment of independent accountants, or approval of the Corporation's 1996 Stock Plan for Non-Employee Directors, the proxy will be voted in accordance with such designation. If no such designation is made, the proxy will be voted in favor of the directors named below, in favor of the appointment of independent accountants, and in favor of the 1996 Stock Plan for Non-Employee Directors. Anyone giving a proxy may revoke it at any time before its use at the Meeting by personally appearing at the Meeting and casting a contrary vote, or by giving a later proxy indicating a desire to vote differently than is indicated by his earlier proxy.

                            ELECTION OF DIRECTORS

   At this Annual Meeting eight directors are to be elected, each to hold office until the next Annual Meeting of Stockholders and until his or her successor shall have been duly elected and shall qualify. Each nominee has been recommended for election by the Nominating Committee of the Board of Directors and by the Board. In the event that any such nominee should become unavailable for election, the persons named in the proxy may vote for the election of a substitute nominee. However, the Board of Directors has no reason to believe that any of the nominees described below will be unavailable for election.

   The following information is provided as of January 16, 1996 with respect to each nominee for election as a director.

                                              Business Experience and
                                                Principal Occupation
                                                For Last Five Years;                               Year
                                              Directorships in Public                             First
                                            Corporations and Investment                          Elected
        Name                                       Companies; Age                                Director
 -------------------   ----------------------------------------------------------------------   ----------
Thomas R. Berner      Partner in Berner & Berner, P.C., attorneys. Age 47.                         1990
John S. Bull          Former President of Moran Towing & Transportation Co., Incorporated,         1961
                      engaged 1961 in marine transportation. Age 85.
James B. Busey IV     President and chief executive officer of Armed Forces Communications and     1995
                      Electronics Association since September 1992; Director, Mitre Corporation since February 1995; Director, Texas Instruments, Incorporated since July
                      1992; Deputy Secretary, U.S. Department of Transportation, 1991-June 1992;
                      Administrator, Federal Aviation Administration, 1989-91. Age 63.
David Lasky           Chairman of the Board of Directors of Curtiss-Wright Corporation since May   1993
                      1995 and President since May 1993; formerly Senior Vice President, General
                      Counsel and Secretary of the Corporation. Age 63.
William B. Mitchell   Vice Chairman of Texas Instruments Incorporated since 1993; Director since
                      1990, and Executive Vice President since 1987; Vice Chairman, American
                      Electronics Association. Age 60.
John R. Myers         Chairman of the Board of Garrett Aviation Services since 1993; limited       1996
                      partner of Carlisle Enterprises, a venture capital group, since 1993;
                      President, Chief Operating Officer and Director of Thiokol Corporation,
                      1992-1993; President of Lycoming Engine Goup of Textron Corporation,
                      1985-1992. Age 58.
William W. Sihler     Professor of Business Administration, Darden Graduate School of Business     1991
                      Administration, University of Virginia. Age 58.
J. McLain Stewart     Director, McKinsey & Company, Management Consultants. Age 79.                1989

The following table sets forth information concerning the ownership of common stock of the Corporation by each director and nominee, each of the executive officers named in the Summary Compensation Table below and all directors and executive officers as a group, as of February 6, 1996. Except as noted in the first footnote to this table, the shares were owned directly and the owner had the sole voting and investment power in respect thereof. None of those individuals owned any common stock of Unitrin, Inc., Argonaut Group, Inc., or Teledyne, Inc. (For information in respect of the relationship among Unitrin, Inc., Argonaut Group, Inc., Teledyne, Inc. and the Corporation, see pages 11 and 12.)

                                                                                      % of
                                                             Number of Shares     Outstanding
                 Name of Beneficial Owner                   Beneficially Owned    Common Stock
                 ------------------------                   ------------------   --------------
Thomas R. Berner  .......................................            485(1)            (2)
John S. Bull  ...........................................            250               (2)
James B. Busey IV  ......................................            200               (2)
David Lasky  ............................................         32,021(3)            (2)
Robert E. Mutch  ........................................          7,483(4)            (2)
John R. Myers  ..........................................              0               (2)
Gerald Nachman  .........................................         20,298(5)            (2)
William W. Sihler  ......................................            200               (2)
J. McLain Stewart  ......................................              0               (2)
Dana M. Taylor, Jr.  ....................................          4,183(6)            (2)
George J. Yohrling  .....................................          5,046(7)            (2)
Directors and Executive Officers as a group (14 persons)          77,114                1%

------
(1) Includes 190 shares owned by Nancy Berner, wife of Mr. Berner. Mr. Berner denies that he is the beneficial owner of such shares.

(2) Less than one percent.
(3) Of the total number of shares, 6,100 represents the number of shares that may be acquired within 60 days upon the exercise of options granted under the Corporation's 1985 Stock Option Plan.
(4) Of the total number of shares, 3,166 represents the number of shares that may be acquired within 60 days upon the exercise of options granted under the Corporation's 1985 Stock Option Plan.
(5) Of the total number of shares, 3,365 represents the number of shares that may be acquired within 60 days upon the exercise of options granted under the Corporation's 1985 Stock Option Plan.
(6) Of the total number of shares, 1,666 represents the number of shares that may be acquired within 60 days upon the exercise of options granted under the Corporation's 1985 Stock Option Plan.
(7) Of the total number of shares, 1,470 represents the number of shares that may be acquired within 60 days upon the exercise of options granted under the Corporation's 1985 Stock Option Plan.

                OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

   During 1995 the Board of Directors held six meetings. All of the Directors attended at least 75% of the aggregate of all meetings in 1995 of the Board of Directors and Committees on which they served.

   The Audit Committee of the Board of Directors, presently consisting of Messrs. Thomas R. Berner, John S. Bull, and William W. Sihler, met two times during 1995. The Committee's functions include the following: making recommendations to the Board as to the nomination of independent accountants for appointment by the stockholders; reviewing annual financial statements of the Corporation prior to their publication; reviewing the report by the independent accountants concerning the prior year's audit and management's response thereto; and consulting with the independent accountants and management concerning internal accounting controls.

   The Executive Compensation Committee, presently consisting of Messrs. Thomas R. Berner, John S. Bull and J. McLain Stewart, met three times during 1995. This Committee reviews compensation of elected officers prior to submission to the Board; establishes specific awards to be made to individuals under the Corporation's Incentive Compensation Plan and the Corporation's 1995 Long-Term Incentive Plan; and reviews the establishment and/or amendment of executive compensation plans, including the Savings and Investment Plan.

   The Nominating Committee, presently consisting of Messrs. John S. Bull, James B. Busey IV and J. McLain Stewart, met once in 1995. Its responsibilities include the following: (i) recommending to the Board of Directors nominees for election as Directors; (ii) establishing procedures for identifying candidates for the Board and periodically reviewing potential candidates; and (iii) recommending to the Board criteria for Board membership. Any stockholder may recommend nominees to the Committee for consideration by writing to the Secretary of the Corporation. Such submission should include the full name and address of each proposed nominee, a statement of his or her business experience and qualifications and a written statement from the proposed nominee consenting to his or her nomination and agreeing to serve if elected.

                           INDEPENDENT ACCOUNTANTS

   The Board of Directors has nominated the firm of Price Waterhouse LLP for appointment by the stockholders as independent accountants for the purpose of auditing and reporting upon the financial statements of the Corporation for its fiscal year ending December 31, 1996, subject to the approval of its appointment by stockholders at the Annual Meeting. The firm of Price Waterhouse LLP was engaged in 1992 and has served in this capacity for the Corporation through the fiscal year ended December 31, 1995. The selection of Price Waterhouse LLP to serve as independent accountants of the Corporation was based upon a recommendation by the Audit Committee of the Board of Directors and was approved by the full Board. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Stockholders to make such statements and answer such questions as are appropriate.

   If the stockholders fail to so appoint Price Waterhouse LLP, the Board of Directors, pursuant to the By-Laws of the Corporation, will appoint other independent accountants to perform such duties for the current fiscal year. It is not contemplated that such appointment of other independent accountants would be submitted to the stockholders for ratification. The appointment of independent accountants to serve with respect to the year 1997 would be acted upon by the stockholders at their Annual Meeting early in that year.

                            EXECUTIVE COMPENSATION

                  REPORT OF EXECUTIVE COMPENSATION COMMITTEE
                          ON EXECUTIVE COMPENSATION

   The Executive Compensation Committee (the "Committee") of the Board of Directors is responsible for the administration of the executive compensation program of the Corporation. The Committee is composed of three non-employee Directors, who are not eligible to participate in the Corporation's compensation plans for employees.

   In 1995 the compensation of the executive officers of the Corporation consisted of salary, cash awards under the Modified Incentive Compensation Plan (the "I.C. Plan") of the Corporation and non-qualified stock options and restricted common stock pursuant to the Corporation's 1995 Long-Term Incentive Plan. The levels of these compensation elements are arrived at through consideration of a number of objective and subjective factors. Salaries are reviewed by the Committee, generally annually, largely on the basis of individual performance and contributions to the Corporation. The recommendations of the Committee as to salary adjustments are acted upon by the Board. The maximum amount available each year for awards under the I.C. Plan is based solely on a formula tied to the earnings of the Corporation as a whole (i.e., the sum of 12% of the excess over $3,000,000 of consolidated net earnings (after taxes and before deducting such 12% amount) of the Corporation and its subsidiaries for each of the four consecutive years immediately preceding the year in which the current award is to be made, less the aggregate amount of the awards made during the three consecutive years immediately preceding the year in which the current award is to be made). Stock options and restricted stock are offered to attract and retain highly qualified key employees and to provide those employees with an additional incentive to work toward increasing the value of the Corporation.

   In determining Mr. Lasky's salary the Committee took into account specific measures of performance, including return on assets, return on capital employed, return on equity, and operating cash flow, both actual and budgeted and forecasted for the Corporation for the first quarter of 1995 as well as for the full years 1993 and 1994. The Committee also considered the compensation paid by other corporations of similar size and nature, the advice of a compensation consultant in regard thereto, his year's of service and other compensation. The Committee also took into consideration various indicators of corporate performance in making an award to Mr. Lasky under the I.C. Plan. In awarding stock options and restricted common stock to Mr. Lasky, the Committee considered Mr. Lasky's progress in identifying and exploring growth opportunities and the compensation awarded other chief executive officers, as reported by a compensation consultant advising the Corporation in respect of the 1995 Long-Term Incentive Plan. Also considered were a number of objective financial measures of corporate performance.

   With respect to considering the increase of salaries of its other executive officers the Committee considered each person's years of service and total compensation received. The Committee then considered schedules showing return on assets, return on capital employed, return on equity and operating cash flow, actual, budgeted and forecasted, of each of the Corporation's facilities and of the Corporation as a whole. At the same time, the Committee took into account the relationship of the compensation of the Corporation's executive officers to the compensation of individuals occupying comparable positions in other organizations of a similar size and nature, with a view to ensuring that executives are appropriately compensated, properly motivated and, where desirable, are retained in the employment of the Corporation. The Committee was advised by a compensation consultant concerning such salary increases. The Committee also considered factors relating to the performance of the individual officers. In making awards to its executive officers under the I.C. Plan, the Committee took into consideration the individual contributions each made to the success of the Corporation, through personal ability, industry, loyalty and service pursuant to the provisions of the I.C. Plan, as well as total compensation received. The Board in turn has reviewed and approved such awards.

   In awarding stock options and restricted common stock to its key employees and executive officers the Committee considered the effect such persons' efforts could have on the growth of the Corporation. In determining the size of such awards, the Committee considered the previously expressed views of its compensation consultant, who had advised that awards of the size granted under the 1995 Long-Term Incentive Plan were fair and reasonable and consistent with corresponding awards made by other corporations.

                                         John S. Bull, Chairman
                                         Thomas R. Berner
                                         J. McLain Stewart

                          SUMMARY COMPENSATION TABLE

   The following table contains information concerning the five most highly compensated executive officers of the Corporation.


                                                                                   Long Term Awards
                                                                             ----------------------------
                                               Annual Compensation               (f)            (g)
         (a)                             ---------------------------------    Restricted      Securities          (i)
Name and Principal                         (b)        (c)          (d)           Stock       Underlying       All Other
Position                                  Year     Salary(1)     Bonus(2)      Awards(3)       Options     Compensation(4)
 -------------------------------------   ------   ----------    ----------   ------------   ------------   ---------------
David Lasky, Chairman and
President                                 1995     $338,000     $200,000       $122,550        4,560          $ 6,406
                                          1994     $311,000     $183,500                       7,500          $10,031
                                          1993     $284,000     $158,500                       5,400          $15,976
Gerald Nachman, Executive V.P.            1995     $276,000     $105,000       $ 68,101        2,533          $ 4,603
of Curtiss-Wright Corp; Pres.,            1994     $264,000     $ 93,250                       3,700          $ 8,252
Metal Improvement Company                 1993     $253,000     $108,250                       3,200          $13,762
Robert E. Mutch                           1995     $189,800     $ 70,000       $ 57,351        2,133          $ 5,503
Executive V.P. of Curtiss-Wright          1994     $180,200     $ 64,000                       3,500          $ 8,629
Corp.; President, Curtiss-Wright          1993     $171,000     $ 67,000                       3,000          $ 6,721
Flight Systems, Inc. & Curtiss-Wright
Flight Systems/Shelby, Inc.
George J. Yohrling                        1995     $165,200     $ 50,000       $ 24,188          900          $ 1,529
V.P. of Curtiss-Wright Corp.; Sr.         1994     $159,600     $ 49,300                       1,710          $ 4,545
V.P., Curtiss-Wright Flight               1993     $152,000     $ 55,000                       1,350          $ 6,962
Systems/Shelby, Inc.
Dana M. Taylor, Jr., General              1995     $170,000     $ 35,000       $ 30,476        1,133          $ 3,534
Counsel & Secretary                       1994     $162,615     $ 30,000                       1,800          $ 6,666
                                          1993     $154,115     $ 30,000                       1,600          $ 9,234

------
(1) Includes salaries and amounts deferred under the Corporation's Savings and Investment Plan.

(2) Includes portions paid in 1993 and 1994 of deferred bonus installments awarded in 1992 provided officer satisfied certain conditions, including continued service with the Corporation. Messrs. Lasky, Nachman and Mutch received $13,500, $8,250 and $7,000 respectively in each year. Mr. Yohrling received $5,000 in 1993 and $4,250 in 1994 and Mr. Taylor received $5,000 in 1993 and $125 in 1994.

(3) Messrs. Lasky, Nachman, Mutch, Yohrling and Taylor, were awarded 2,280, 1,267, 1,067, 450 and 567 shares, respectively, of common stock of the Corporation pursuant to the Corporation's 1995 Long-Term Incentive Plan. The values of the restricted stock awards shown in the Summary Compensation Table are based upon the closing market price of $53.75 at the end of 1995. These shares however do not have a current realizable value since they were received subject to restrictions against sale, transfer or pledge and are subject to rights of repurchase for three years from the date of grant. Holders of restricted stock receive dividends at the same time and at the same rate as other common stock owners.

(4) This consists of the dollar value of insurance premiums paid by the Corporation during the covered fiscal year for term life insurance and contributions by the Corporation which have become vested pursuant to the Corporation's Employees' Savings Plan made to September 1, 1994 at which time the Plan was modified and contributions were no longer made by the Corporation.

                     OPTIONS GRANTED IN LAST FISCAL YEAR
         PURSUANT TO THE CORPORATION'S 1995 LONG-TERM INCENTIVE PLAN

                                          % of Total
                                           Options
                       Shares Covered     Granted to                                           Grant Date
                         by Options      Employees in    Exercise Price      Expiration         Present
        Name             Granted(1)          1995           per Share           Date            Value(2)
 -------------------   --------------   --------------    --------------   ---------------   --------------
David Lasky                4,560            14.03%           $48.00       Dec. 14, 2005         $56,726
Gerald Nachman             2,533             7.79            $48.00       Dec. 14, 2005         $31,510
Robert E. Mutch            2,133             6.56            $48.00       Dec. 14, 2005         $26,534
George J. Yohrling           900             2.76            $48.00       Dec. 14, 2005         $11,196
Dana M. Taylor, Jr.        1,133             3.48            $48.00       Dec. 14, 2005         $14,094


             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES

         (a)                 (b)               (c)                   (d)                    (e)
                                                            Number of Securities   Value of Unexercised
                                                                 Underlying            In-the-Money
                                                             Unexercised Options        Options at
                                                             at Fiscal Year-End     Fiscal Year-End(3)
                       Shares Acquired                          Exercisable/           Exercisable/
        Name             on Exercise    Value Realized ($)      Unexercisable          Unexercisable
 -------------------   ---------------   ----------------    --------------------   --------------------
David Lasky                  0                  $0              6,100/11,360         $121,091/$153,328
Gerald Nachman               0                  $0               3,365/6,065         $  67,317/$81,051
Robert E. Mutch              0                  $0               3,166/5,465         $  63,328/$74,967
George J. Yohrling           0                  $0               1,470/2,490         $  29,296/$34,999
Dana M. Taylor, Jr.          0                  $0               1,666/2,866         $  33,366/$39,179

------
(1) Options were granted with an exercise price of 100% of the market price on the date of grant. The options are exercisable to the extent of one third of the total number of shares covered beginning on the first anniversary of the grant, two thirds from the second anniversary and in full after the third anniversary. The options are not transferrable other than by will or by the laws of descent and distribution. If the optionee terminates his or her employment (other than by reason of retirement) the option expires upon such event.

(2) These values were calculated using the Black-Scholes option pricing model. The Black-Scholes model is a complicated mathematical formula which is widely used and accepted for valuing traded stock options. The model is premised on immediate exercisability and transferability of the options. This is not true for the Corporation's options granted to executive officers and other employees. Therefore, the values shown are theoretical and are not intended to reflect the actual values the recipients may eventually realize. Any ultimate value will depend on the market value of the Corporation's stock at a future date. In addition to the stock price at time of grant and the exercise price, which are identical, and the ten-year term of each option, the following assumptions were used to calculate the values shown: expected dividend yield (2.1 percent the current yield of the Corporation's common shares on the grant date), expected stock price volatility (.3321 the most recent volatility for the month-end stock prices of the Corporation's common shares for the preceding 10 years), and risk-free rate of return (5.8 percent equal to the yield on a 10-year U.S. Treasury bond on the option grant date).

(3) Calculated by determining the difference between the fair market value of the Common Stock underlying the options on December 31, 1995 ($53.75, the closing price on the New York Stock Exchange Composite Transactions) and the exercise price of the options on that date.

TERMINATION OF EMPLOYMENT

   Pursuant to a policy designed to retain key employees established by the Corporation's Board of Directors in 1977, the Corporation has agreements with Messrs. Lasky, Nachman, Mutch, Yohrling and Taylor which provide for the payment by the Corporation of severance pay, in the case of involuntary termination of employment other than for cause, in an amount equal to one year's base salary at the time of termination, as well as the continued availability of certain employee benefits, for a period of one year following termination. The agreements provide that such severance pay and benefits also would be made available in the case of voluntary retirement or termination of employment which is the direct result of a change in the terms or conditions of employment, including a reduction in compensation or in job responsibilities. At the option of the employee, said amount of severance pay may be paid over the two year period following such termination, in which case such employee benefits would continue in effect for the same period. Under the agreements, the payment of severance pay, and the availability of benefits, is contingent upon a number of conditions, including the employee's performance of his agreements with respect to providing consulting services and not entering into competition with the Corporation.

RETIREMENT PLAN

   The Corporation's Retirement Plan is a tax qualified, defined benefit, trusteed plan. On September 1, 1994 the Corporation amended this plan. The amended Plan provides that employees are to receive their benefit accrued to September 1, 1994, adjusted for increases in compensation between that date and retirement or other termination, together with the benefit accruing under the new Plan. The amended Plan also provides that an employee age 55 or older on the date of the amendment with five years of contributory service as of August 31, 1994 shall not receive a lesser benefit than he would have received under the Plan as in effect prior to the amendment, adjusted for the value of contributions that would have been made subsequent to September 1, 1994. As of September 1, 1994 the following monthly pension benefits have been accrued under the prior plan: David Lasky, $12,909; Gerald Nachman, $11,885; Robert E. Mutch, $1,905; George J. Yohrling, $2,559; and Dana M. Taylor, Jr., $4,961. These amounts would be less if retirement occurred prior to age 65, or more if retirement occurred after said age.

   The Plan as amended on September 1, 1994 provides benefits computed prospectively under a formula which is integrated with social security and which provides for an annual benefit at age 65 equal to 1% of the employee's five-year final average compensation up to the social security covered compensation (currently $27,576) times years of service on and after September 1, 1994, plus 1.5% of compensation in excess of social security covered compensation times years of service on or after September 1, 1994. The chart below illustrates the estimated aggregate amount of annual benefits on a straight life annuity basis attributable to service on or after September 1, 1994 under the new formula that will be payable on retirement at age 65 to an employee in the compensation classification specified, under various assumptions as to compensation and years of service.

                                YEARS OF SERVICE

 Compensation        15          20           25          30          35
--------------    ---------   ---------    ---------   ---------   ---------
$125,000  ......  $ 26,056    $ 34,742     $ 43,428    $ 52,114    $ 60,799
 150,000  ......    31,681      42,242       52,803      63,363      73,924
 175,000  ......    37,306      49,742       62,178      74,613      87,049
 200,000  ......    42,931      57,242       71,553      85,863     100,174
 225,000  ......    48,556      64,742       80,928      97,113     113,299
 250,000  ......    54,181      72,242       90,303     108,363     126,424
 300,000  ......    65,431      87,242      109,053     130,863     152,674
 400,000  ......    87,931     117,242      146,553     175,863     205,174
 450,000  ......    99,181     132,242      165,303     198,363     231,424
 500,000  ......   110,431     147,242      184,053     220,863     257,674
 550,000  ......   121,681     162,242      202,803     243,363     283,924


   For the above chart, the current compensation covered by the Retirement Plan is substantially equivalent to the cash compensation reported under the headings entitled "Salary" and "Bonus" on page 5 of this Proxy Statement for the executive officers listed there.

   In addition, a cash balance component was added to the Plan on September 1, 1994 under which during each year of participation in the Plan a participant earns a pay-based credit equal to 3% of his or her compensation. The employee's account balance is credited with interest annually.

   Under the Employee Retirement Income Security Act of 1974 ("ERISA"), many employees elect a survivor option payable to the employees spouse and as a consequence, the amount actually received on retirement by such employee would be less than reflected in the preceding chart. The Internal Revenue Code provides that effective January 1, 1996 the maximum allowable annual benefit under the Retirement Plan is $120,000 (adjusted for each year of employment beyond age 65) and the maximum allowable annual compensation that may be included in the calculation of a benefit under the Retirement Plan is $150,000. These limits are substantially lower than the maximum amounts shown above. Accordingly, the Corporation maintains a Retirement Benefits Restoration Plan (the "Restoration Plan") whereby all participants in the Retirement Plan whose benefits or compensation under the Retirement Plan would exceed the limitations imposed by the Internal Revenue Code will receive a supplemental retirement benefit equal to the excess of the benefit which would have been payable to them under the Retirement Plan but for said limitations, over the amount payable under the Retirement Plan, given said limitations. Such supplemental benefit is not funded. The amount set forth in the preceding chart includes amounts payable pursuant to the Restoration Plan. Benefit amounts listed in the preceding chart are not subject to reduction for any social security benefits to which Plan participants may be entitled. Credited years of service under the Retirement Plan at December 31, 1995 are as follows: David Lasky, 33 years; Gerald Nachman, 21 years; Robert
E. Mutch, 17 years; George J. Yohrling, 19 years; and Dana M. Taylor, Jr., 22 years. For each of these persons as of said date, credited service includes 16 months under the preceding chart.

COMPENSATION OF DIRECTORS

   Currently all Directors who are not also employees of the Corporation receive an annual director's fee of $20,000. Each non-employee Director receives a fee of $900 for every Board and Committee meeting attended. For each Director who is not an employee, the Corporation provides group term life insurance coverage of $50,000. Subject to the approval of stockholders, the Board has adopted the 1996 Stock Plan for Non-Employee Directors, which is described at pages 9 through 11 of this Proxy Statement.

                              PERFORMANCE GRAPH

   Set forth below is a graph comparing the cumulative total stockholder returns (assuming the reinvestment of dividends) on common stock of the Corporation with such returns of companies listed on the Russell 2000 Index and the S & P Aerospace/Defense Index. The graph assumes $100 invested on January 1, 1991 in stock of the Corporation and the companies on each of these indices.


    $300|------------------------------------------------------------------|
        |                                                             &    |
        |                                                                  |
    $280|------------------------------------------------------------------|
        |                                                                  |
        |                                                             *    |
    $260|-------------------------------------------------------------#----|
        |                                                                  |
        |                                                                  |
    $240|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
    $220|------------------------------------------------------------------|
        |                                                                  |
        |                                     #                            |
    $200|-------------------------------------------------#----------------|
        |                                                                  |
        |                                                                  |
    $180|------------------------------------------------------------------|
        |                                                 &*               |
        |                         #           *                            |
    $160|-------------------------------------&----------------------------|
        |                                                                  |
        |               #                           Internal Rate of Return|
    $140|-------------------------*-----------------   1 Year      5 Years |
        |               *            --------------------------------------|
        |                         &  Curtiss-Wright |  51.14%      21.61%  |
    $120|---------------&-----------  S&P Aerospace |  65.54%      23.99%  |
        |                              Russell 2000 |  28.71%      21.06%  |
        |                            --------------------------------------|
    $100|---*&#---------|---------|-----------|-----------|-----------|----|
           1/91       12/91     12/92       12/93       12/94       12/95

  *=Curtiss-Wright              &=S & P Aerospace               #=Russell 2000

                                                         Five Year Total Return
                                       ----------------------------------------------------------
                                       1990       1991      1992       1993       1994       1995
                                       ----       ----      ----       ----       ----       ----
Curtiss-Wright Corp. Total Return     100.00     135.00    141.00     169.00     176.00     266.00
  S&P Aerospace and Defense Index     100.00     120.00    126.00     164.00     177.00     293.00
               Russell 2000 Index     100.00     146.00    173.00     206.00     202.00     260.00

                  APPROVAL OF THE CURTISS-WRIGHT CORPORATION
                  1996 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

   On January 31, 1996 the Board of Directors adopted, subject to the approval of the stockholders of the Corporation, the 1996 Stock Plan for Non-Employee Directors (the "Plan"). As discussed above under "Compensation of Directors," non-employee directors of the Corporation currently receive cash compensation in the form of an annual retainer and fees for attending Committee and Board meetings. The Corporation believes it is important that the interests of its directors be aligned with those of its shareholders and, consequently, adopted the Plan as a means of further strengthening that link.

   The following summary of the principal features of the Plan is qualified in its entirety by the complete text of the Plan, which is set forth in Exhibit A to this Proxy Statement. Capitalized terms used in the following summary, but not defined herein, shall have the meanings contained in the Plan.

   Purpose. The purpose of the Plan is to enhance the ability of the Corporation to attract and retain exceptionally qualified individuals and to vest them with a proprietary interest in the growth and performance of the Company, and align their interests with those of the shareholders of the Corporation.

   Administration. Ministerial aspects of the Plan will be administered by the Secretary of the Corporation, who is empowered to interpret and administer this Plan and any instrument or agreement relating to stock to be granted under it. However, the number of shares that may be awarded is controlled entirely by formulas contained in the Plan.

   Participation. All directors of the Corporation who are not now, and who have never been, employees of the Corporation would participate in the Plan. The Corporation currently has six such directors, and will have seven if all current nominees are elected.

   Shares Available Under the Plan. The total number of shares that might be called for under the Plan would be a function of the number of eligible directors, the extent to which each of them elects to receive his or her retainer and meeting fee compensation in shares rather than cash, and the market price of the shares at the time of each relevant transaction. Based on an assumed market price of $50 per share, if, during the ten years of the Plan life, no new directors joined the Corporation, director compensation were not increased, the aggregate number of Board and Committee meetings each year was the same as in 1995, and all seven eligible current director nominees were to choose to receive all of their retainer and meeting fee compensation in shares, the result would be awards of approximately 3,724 shares of restricted stock and the payment of approximately 3,952 shares of unrestricted stock in lieu of retainer and meeting fees.

   Initial and Fifth Anniversary Award Grants. The initial grants of restricted stock to each director would be of approximately 250 shares, the actual number being a function of the price of the stock on the New York Stock Exchange on April 12, 1996, the effective date of the plan. Each initial grant would have a date-of-award market value of $13,300, which is approximately what the shortfall in Curtiss-Wright's director compensation (as measured against that of Curtiss-Wright's "peer group" companies) was estimated, by the Corporation's compensation consultant, to total in five years. A second round of grants would occur on the fifth anniversary of the initial grants, and have a higher value (computed as specified in the Plan), reflecting five additional years of anticipated growth in director compensation. An individual who became a director after the Plan went into effect would receive his or her initial grant upon becoming a director, and his or her second grant five years after that. The stock awarded in these grants would be restricted stock that could not be sold or transferred by the director (other than under the laws of descent and distribution). The director would forfeit these shares if, during the period of restrictions, he or she resigned as a director or declined to continue serving as such. The period of restrictions for each initial and fifth anniversary award would be five years from the date of award, or until a change of control of the Corporation, as defined, at which time the restrictions would lapse and the stock would be owned outright by the director.

   Option to Receive Retainer and Meeting Fees in Stock Rather than Cash.
 The option to receive all or a portion of meeting fees and annual retainer in shares of Company stock rather than in cash would allow the director to acquire the stock at then current market values without incurring brokerage fees. Unlike that of the initial and fifth anniversary grants, the stock that a director would receive in lieu of retainer and meeting fees would be unrestricted stock that, unless deferred, would be owned outright by the director who selected this option.

   Option to Defer Receipt of Retainer and Meeting Fees. The option to defer all or a portion of the meeting fees and annual retainer is available regardless of whether those benefits are paid in cash, in stock, or in a combination of the two. This option is made somewhat more attractive for the director who elects to receive compensation in stock, since the director who elects to defer compensation paid in stock will be awarded more shares, by ten percent, than if the compensation were not deferred.

   A number of special restrictions apply to the deferral option in order to qualify it for Federal Income Tax deferral treatment, among them being the following. The Company would keep records of deferrals in unfunded accounts, and would credit the deferral account of each non-employee director with periodic interest (at a rate equal to the Corporation's pre-tax cost of borrowing funds) on cash deferrals and with an amount equal to the amount of dividends on deferred stock. Directors who deferred compensation in the form of stock would not be entitled to vote the shares or have any other benefits of ownership of the deferred shares (other than the above- mentioned dividend credits) during their deferral periods. With respect to their deferral accounts, the directors would have the status of general, unsecured creditors of the Company. In this regard, the Plan would constitute a mere promise by the Company to make payments in the future.

   Amendments, Termination and Expiration. The Board would be empowered to amend, alter, suspend, discontinue or terminate this Plan provided, however, that (a) the provisions of the Plan may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code of 1986 (the "Code") or the rules thereunder, and (b) no such action shall: (i) increase the benefits accruing to directors under this Plan, (ii) increase the quantum of stock that may be issued under this Plan; (iii) materially modify the requirements as to eligibility for participation in this Plan; or
(iv) adversely affect the rights under any restricted stock theretofore granted under this Plan or the rights to any amounts or stock theretofore credited to a director's deferral account.

   No restricted stock could be granted under the Plan on or after the tenth anniversary of its effective date, nor could any compensation payable to a director be payable in stock or deferred under this Plan after that date. However, any restricted stock theretofore granted and deferrals theretofore made may remain outstanding beyond such date.

   Federal Income Tax Consequences.

   The following is a summary of the Federal income tax treatment of the restricted stock awards and income deferral actions under the Plan based upon the current provisions of the Code and regulations promulgated thereunder.

   Restricted Stock Awards. Restricted stock awards granted under the Plan will constitute taxable income to the recipient, and a deductible expense to the Company, in the year in which the restrictions lapse unless the participant elects to recognize income in the year the award is made. Unless such an election is made, the amount of the taxable income and corresponding deduction will be equal to the fair market value of the stock on the date the restrictions lapse. The Company is also allowed a compensation deduction for dividends paid to participants (provided they have not elected to recognize income at the time of the award) on restricted stock while the restrictions remain in force.

   Deferred Income. Retainer and meeting fee compensation that a director elects to defer under the plan, whether deferred in the form of cash or company stock, will become subject to Federal income taxation to the director only as and when the cash or stock is actually paid over to the director. The Company will become entitled to a compensation expense deduction at the same time. The same treatment applies to interest and dividends credited to the director's account during the period of deferral.

Recommendation of the Board of Directors.

   The Board of Directors recommends approval of the Plan.

      SECURITY OWNERSHIP AND TRANSACTIONS WITH CERTAIN BENEFICIAL OWNERS

   The following information is given with respect to the persons who, to the knowledge of the Corporation, own beneficially more than 5% of any class of the voting securities of the Corporation outstanding as of February 22, 1996.

                                                        Amount & Nature
                            Name & Address of            of Beneficial         Percent of
  Title of Class            Beneficial Owner               Ownership              Class
 ------------------   -----------------------------   --------------------    --------------
Common Stock         Unitrin, Inc.                      2,191,200 shares         43.2%
                     One East Wacker Drive                  Indirect
                     Chicago, Illinois 60601

Common Stock         Argonaut Group, Inc.                411,100 shares           8.1%
                     1800 Avenue of the Stars               Indirect
                     Los Angeles, Cal. 90067

Common Stock         GAMCO Investors, Inc. and Gabelli   477,820 shares           9.4%
                     Funds, Inc. and Gabelli                 Direct               3.7%
                     International Limited II            189,800 shares            .2%
                     Corporate Center at Rye Rye, NY         Direct
                     10580                                8,000 shares

Common Stock         Quest Advisory Corp. and Quest      365,100 shares           7.2%
                     Management Co. 1414 Ave. of the         Direct                .4%
                     Americas New York, NY 10019         21,000 shares
                                                             Direct


   A Schedule 13D dated April 6, 1990 of Unitrin, Inc. ("Unitrin") and two of its subsidiaries reported: (i) ownership by those subsidiaries of the 2,191,200 shares of common stock shown above; (ii) that the stock had been acquired for investment; (iii) that each of the subsidiaries shares with

Unitrin voting and dispositive power with respect to the stock owned by that subsidiary and (iv) that Unitrin might be deemed a beneficial owner of this stock. A Teledyne, Inc. ("Teledyne") Schedule 13D amendment dated April 6, 1990 indicated that the Unitrin subsidiaries owning common stock of the Corporation had been Teledyne subsidiaries but that as a result of the spin-off by Teledyne to its stockholders of the outstanding stock of Unitrin, those companies had ceased to be Teledyne subsidiaries, effective March 31, 1990. The amendment also stated that Teledyne may no longer be deemed to be a beneficial owner of the common stock of the Corporation owned by the Unitrin subsidiaries. According to Teledyne's proxy statement dated March 28, 1995 three of the seven Directors of Unitrin are Directors of Teledyne. The Teledyne proxy statement also indicates that Directors and executive officers of Teledyne own beneficially in the aggregate over 25% of the outstanding common stock of Unitrin.

   A Schedule 13D dated October 9, 1986 of Argonaut Group, Inc. ("Argonaut") and three of its subsidiaries reported: (i) ownership by those subsidiaries of the 411,100 shares of common stock shown above; (ii) that the stock had been acquired for investment; (iii) that each of those subsidiaries shares with Argonaut voting and dispositive power with respect to the stock owned by that subsidiary and (iv) that Argonaut might be deemed a beneficial owner of this stock. A Teledyne Schedule 13D amendment dated October 9, 1986 also indicated that the Argonaut subsidiaries owning common stock of the Corporation had been Teledyne subsidiaries but that as a result of the spin-off by Teledyne to its stockholders of the outstanding stock of Argonaut, those companies had ceased to be Teledyne subsidiaries, effective September 30, 1986. The amendment also stated that Teledyne may no longer be deemed to be a beneficial owner of the common stock of the Corporation owned by the Argonaut subsidiaries. Teledyne's proxy statement dated March 28, 1995 indicates that three of the seven Teledyne Directors are also Directors of Argonaut and that Directors and executive officers of Teledyne beneficially own in the aggregate more than 20% of Argonaut's outstanding common stock. Finally, the Teledyne proxy statement states that three Directors of Unitrin are also Directors of Argonaut.

   Under the circumstances outlined above, Teledyne may be deemed to be in "control" of the Corporation (as the term control is defined in the regulations promulgated pursuant to the Securities Exchange Act of 1934). However, to date no attempt has been made to obtain representation on the Board of Directors of the Corporation, to direct its management or policies or otherwise to exercise "control" over it.

   Since January 1, 1995 the Corporation and its subsidiaries have engaged in various transactions with subsidiaries of Teledyne in the ordinary course of business, each of which was either in an amount of less than $60,000 or was awarded on the basis of competitive bidding.

   In their Schedule 13D as amended through June 30, 1995, GAMCO Investors, Inc. ("GAMCO"), Gabelli Funds, Inc. ("GFI") and Gabelli International Limited II ("GIL") have reported that (i) they beneficially own the shares set forth in the above table; (ii) GAMCO and GFI are investment advisors but have no economic interest in their shares (such interest presumably residing in their investment advisory clients); (iii) the GAMCO and GFI shares were purchased for investment; (iv) GAMCO exercises sole dispositive power over 477,820 shares, and sole voting power over 407,320 shares, GFI exercises sole voting and dispositive power over 189,800 shares and GIL exercises sole voting and dispositive power over 8,000 shares; (v) GAMCO and GFI were formerly wholly-owned subsidiaries of The Gabelli Group, Inc. ("TGGI") which, effective August 31, 1990, merged into GFI, and GAMCO is a wholly-owned subsidiary of GFI; (vi) Mario J. Gabelli is the majority stockholder, Chairman of the Board and Chief Executive Officer of GFI, the sole director and Chairman and Chief Executive Officer of GAMCO, and Chief Investment Officer of GAMCO and GFI; (vii) Mr. Gabelli is deemed to have beneficial ownership of the shares beneficially owned by GAMCO, GFI and GIL and GFI is deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing entities other than Mr. Gabelli and (viii) the power of Mr. Gabelli and GFI is indirect with respect to stock beneficially owned directly by GAMCO and GIL.

   A February 14, 1996 amended Schedule 13G filed by Quest Advisory Corp. ("Quest") and Quest Management Company ("QMC"), both described as investment advisors, reported that they had increased their beneficial ownership from 326,400 shares to 365,100 shares and from 18,900 shares to 21,000 shares, respectively, of common stock of the Corporation. The amended report stated that Charles M. Royce may be deemed to be a controlling person of Quest and QMC and as such may be deemed to beneficially own the shares of common stock of the Corporation beneficially owned by Quest and QMC but that he disclaimed beneficial ownership of the shares held by Quest and QMC. The amended report further stated that these shares had been acquired in the ordinary course of business and not for the purposes of control of the Corporation.

        OTHER MATTERS WHICH MAY BE PRESENTED FOR ACTION AT THE MEETING

   The Board of Directors does not intend to present for action at this Annual Meeting any matter other than those specifically set forth in the Notice of Annual Meeting. If any other matter is properly presented for action at the Meeting, it is the intention of persons named in the proxy to vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the proxy.

                          PROPOSALS OF STOCKHOLDERS

   Proposals of stockholders intended to be presented at the next Annual Meeting must be received by the Office of the Secretary, Curtiss-Wright Corporation, 1200 Wall Street West, Lyndhurst, New Jersey 07071 no later than November 1, 1996 for inclusion in the Corporation's Proxy Statement and form of proxy relating to that Meeting.

                       PERSONS MAKING THE SOLICITATION

   This solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation will reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the stock of the Corporation. In addition, a number of employees, officers and directors of the Corporation (none of whom will receive any compensation therefore in addition to his regular compensation) may solicit proxies. The solicitation will be made by mail and in addition, the telephone, facsimile, telegrams and personal interviews may be utilized.

                                       By Order of the Board of Directors

                                       Dana M. Taylor, Jr.
                                       Secretary

Dated: February 26, 1996

                                                                     EXHIBIT A

                          CURTISS-WRIGHT CORPORATION

                               1996 STOCK PLAN
                                     FOR
                                 NON-EMPLOYEE
                                  DIRECTORS

   The Curtiss-Wright Corporation 1996 Stock Plan for Non-employee Directors is designed to enhance the ability of the Company to attract and retain exceptionally qualified individuals and to vest them with a proprietary interest in the growth and performance of the Company.

   For purposes of this Plan, unless otherwise indicated, the term "Company" shall mean Curtiss-Wright Corporation.

1. Eligibility

   All directors of the Company who are not during the term of this Plan and who have not previously been officers or employees of the Company shall participate in this Plan.

2. Definitions

   As used in this Plan, the following terms shall have the meanings set forth:

       (a) "Board" means the Board of Directors of the Company.

       (b) A "Change in Control" shall be deemed to have occurred for the purposes of the Plan on the date of occurrence of any of the events set forth in clauses (1), (2) and (3) of this subparagraph;

          (1) the date the Company acquires knowledge of the filing under the Exchange Act of a statement on Schedule 13D, or any amendment thereto, relating to a transaction or series of transactions in which any person or group deemed a person under Section 13(d)(3) of the Exchange Act shall have become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of securities of the Company entitling the person or group to 20% or more of all votes to which all shareholders of the Company would be entitled in the election of directors were an election held on such date; provided, that any shares held prior to January 1, 1996 by a person or group who filed or who would have been obligated to file a Schedule 13D or 13G with respect to beneficial ownership of securities of the Company, any affiliate or associate as of January 1, 1996 of any such person, any beneficiary or any trust or estate included in any such person or group, any member of the family of any such person, and trust or estate (including the trustees or executors thereof) established by or for the benefit of any such person, or any charitable foundation, whether a trust or a corporation (including the trustees and directors thereof) established by or for the benefit of any such person (in each case, an "Existing Shareholder"), shall be excluded from the shares held by any person or group for purposes of determining whether the foregoing 20% threshold for securities ownership has been reached by such person or group; and provided further that, notwithstanding the foregoing, the securities beneficially owned by any Existing Shareholder shall not be so excluded from the securities beneficially owned by any person or group if such person or group includes any person who is not an Existing Shareholder and such person or group has beneficial ownership of securities of the Company having 20% or more of all votes in the election of directors;

          (2) the date on which there is a failure of individuals who were members of the Board as of April 12, 1996 to constitute at least a majority of the Board, unless the election (or the nomination for election by the shareholders) of each new director was approved by a vote of at least two-thirds of the total of such individuals then still in office and such other directors as may previously have been elected or nominated pursuant to such a two-thirds vote; or

          (3) the date of approval by the shareholders of the Company of an agreement ( a "reorganization agreement") providing for (i) the merger or consolidation of the Company with another corporation in which the

       Company is not the surviving corporation, or pursuant to which its common stock is converted, other than a merger where the shareholders of the Company immediately prior to the merger or consolidation beneficially own, immediately after the merger or consolidation, shares of the corporation issuing cash or securities in the merger or consolidation entitling such shareholders to 50% or more of all votes to which all shareholders of such corporation would be entitled in the election of directors or where the members of the Board of the Company immediately prior to the merger or consolidation constitute, immediately after the merger or consolidation, a majority of the Board of the corporation issuing cash or securities in the merger or consolidation, or (ii) the sale or other disposition or liquidation of all or substantially all of the assets of the Company; provided, however that notwithstanding anything to the contrary in this Plan, no transaction or series of transactions shall constitute a "Change in Control" as to any Non-employee Director if such transaction or series of transactions required such Non-employee Director to be identified in any United States securities law filing as a person or a member of any group acquiring, holding or disposing of beneficial ownership of the Company's securities and effecting a "Change in Control" as defined herein.

       (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

       (d) "Deferred Cash Account" means an account established under this Plan for a Non-employee Director to which all or portions of his or her committee meeting fees and regular stipulated compensation have been or are to be credited in the form of cash.

       (e) "Deferred Shares Account" means an account established under this Plan for a Non-employee Director to which all or portions of his or her committee meeting fees and regular stipulated compensation have been or are to be credited in the form of Shares.

       (f) "Fair Market Value" shall mean, with respect to any Shares, the simple average of the high and low prices of such Shares on the New York Stock Exchange on the date as to which Fair Market Value is to be calculated (or, if there is no trading on the New York Stock Exchange on such date, then on the first previous date on which there is such trading);

       (g) "Non-employee Director" shall mean a director who meets the eligibility requirements of Section 1, hereof;

       (h) "Restricted Stock" shall mean any Shares granted Pursuant to
   Section 5 of this Plan, provided that such definition shall remain operative only as to Shares as to which the restrictions set forth herein have not lapsed;

       (i) "Shares" shall mean shares of the common stock of the Company, $
   1.00 par value.

3. Administration of this Plan

   This Plan shall be administered by the Secretary of the Company (the "Secretary"). The Secretary shall have full power and authority to construe, interpret and administer this Plan. The Secretary may issue rules and regulations for administration of this Plan. All decisions of the Secretary shall be final, conclusive and binding upon all parties, including the Company, the stockholders and the directors. In the event of the absence or inability of the Secretary, any Assistant Secretary shall have the authority to act in his place.

   Subject to the terms of this Plan and applicable law, the Secretary shall have full power and authority: (i) to interpret and administer this Plan and any instrument or agreement relating to Restricted Stock granted under, this Plan; (ii) to establish, amend, suspend or waive such rules and regulations and appoint such agents as the Secretary shall deem appropriate for the proper administration of this Plan; and (iii) to make any other determination and take any other action that the Secretary deems necessary or desirable for the administration of this Plan.

4. Shares Available for Grant

   Subject to adjustment as provided below:

       (a) Sources of Shares Deliverable Under this Plan. Any Shares granted pursuant to this Plan shall be from treasury Shares.

       (b) Adjustments. In the event that the Secretary shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or occurrence affects the Shares such that an adjustment is determined by the Secretary to be appropriate in order to prevent dilution or significant enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Secretary shall, in such manner as he or she may deem equitable, adjust the number of Restricted Stock Shares outstanding hereunder; provided, however, that any fractional Shares created by such transaction or occurrence may in the discretion of the Secretary be rounded upwards to full Shares, to the end that no fractional Shares shall remain outstanding hereunder. Notwithstanding any such corporate transaction or occurrence, no adjustment shall be made in the number of Restricted Stock Shares to be granted to new Non-employee Directors who are elected after the occurrence of any such corporate transaction or occurrence.

5. Grants of Restricted Stock

       (a) Initial Grants. The Company, as of the effective date of this Plan, shall grant to each then current Non-employee Director of the Company, that number of Shares of Restricted Stock as shall have a Fair Market
   Value of $13,300, calculated as of the effective date of grant, provided however that if such calculation shall produce a result that includes fractional Shares, such fractional Shares shall be rounded upwards to full Shares.

       Upon the initial election of any new Non-employee Director of the Company subsequent to but within five years of the effective date of this Plan, the Company, as of the effective date of such new Non-employee Director's initial election, shall grant to such new Non-employee Director that number of Shares of Restricted Stock as shall have a Fair Market Value equal to the product of increasing $13,300 at an annual rate of 2.96%, compounded monthly from the effective date of this Plan, calculated as of the effective date of such new Non-employee Director's election, provided however that if such calculation produces a result that includes a fractional Share, such fractional Share shall be rounded upwards to a full Share.

       (b) Subsequent Grants. On the fifth anniversary of the initial grant of Restricted Stock under this Plan to any Non-employee Director who shall then remain a Non-employee Director, the Company, as of such anniversary, shall grant to such remaining Non-employee Director that number of Shares of Restricted Stock as shall have a Fair Market Value equal to the product of increasing $13,300 at an annual rate of 2.96%, compounded monthly from the effective date of this Plan, calculated as of the effective date of the anniversary in question, provided however that if such calculation produces a result that includes a fractional Share, such fractional Share shall be rounded upwards to a full Share.

6. Features of Restricted Stock

       (a) Custody of Shares. Restricted Stock Shares granted hereunder shall be held by the Company or its representative for the account of the recipient until the restrictions expire, whereupon, assuming no event has occurred that would effect a forfeiture of the recipient's interest in the Shares, a certificate or certificates evidencing unrestricted ownership of such Shares shall be delivered to the recipient.

       (b) Share Certificates. Should it become necessary or convenient to issue certificates for Restricted Stock, such certificates shall be subject to such stop transfer orders and other restrictions as the Secretary may deem advisable under this Plan and the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Secretary may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

       (c) Nature of Restrictions. During the period of restrictions relevant to any Restricted Stock issued hereunder neither such Restricted Stock nor any right under it may be sold, pledged, alienated, attached, transferred, assigned or otherwise encumbered other than by will or the laws of descent and distribution or as otherwise provided herein (a transfer may be made pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder), and any purported sale, pledge, alienation, attachment, transfer, assignment or encumbrance thereof shall be void and unenforceable against the Company.

       (d) Other Incidents of Ownership. The recipients of the Restricted Stock shall receive all dividends thereon, and shall be entitled to vote them in any matter in which shareholders of the Company shall be entitled to vote. All such rights shall be exercisable during the recipient s lifetime only by the recipient or, if permissible under applicable law, by the participant's guardian or legal representative.

       (e) Duration of Restrictions. As to each recipient the restrictions on Restricted Stock granted hereunder shall last for the shorter of (a) five years from the date of grant or (b) until such time as the service of the recipient as a Non-employee Director of the Company shall have ended by reason of his or her (i) death or disability or (ii) failure to be reelected if such failure does not result from his or her resignation from the Board or from his or her decision not to stand for reelection, provided, however, that in no event shall the period of restrictions terminate within less than six months after the date of grant for any reason other than death or disability.

       (f) Forfeiture of Restricted Stock. In the event the recipient's membership on the Board shall terminate prior to the completion of five years of service as a Non-employee Director from and after a grant of Restricted Stock hereunder by reason of his or her resignation from the Board or by reason of his or her decision not to stand for re-election, all such Restricted Stock Shares granted to him or her hereunder less than five years prior to such termination, including all right, title and interest of the recipient therein, shall be forfeited by the recipient in their entirety and shall revert to the Company.

       (g) Change of Control. Notwithstanding any other provision hereof, a Change of Control shall result in the immediate lapse of all restrictions on Restricted Stock that was granted hereunder six months or more prior to the Change of Control. Upon such event certificates evidencing unrestricted ownership of Shares that have come free of restriction shall promptly be delivered to the affected directors, and, to the extent not already done pursuant to Section 6(b) hereof, certificates reflecting the remaining restrictions shall promptly be delivered to directors who then have Shares that have not yet come free of restriction.

7. Payment of Regular Stipulated Compensation and Meeting Fees in Shares; Deferral of Payments.

       (a) Election to Receive Meeting Fees and Regular Stipulated Compensation in Shares in Lieu of Cash. Subject to the terms and conditions of this Plan, a Non-employee Director may elect to receive Shares of common stock in lieu of all or a portion of the director meeting fees and all or a portion of the quarterly installments of regular stipulated compensation that would otherwise be payable in cash by the Company for his or her service as a director. Such election shall be made in accordance with Section 7(c). As to Shares that the recipient does not elect to defer pursuant to Section 7(b), below, the number of Shares (rounded up to the next whole Share in the event of a fractional Share) to be paid in lieu of any meeting fee and any given installment of regular stipulated compensation, or portion thereof, shall be the quotient that results from the division of the dollar value of the fee or installment, or portion thereof, by the Fair Market Value of Shares as of the date the fee or installment would have become due and payable to the director had it not been for his or her election hereunder. As to Shares that the recipient does elect to defer pursuant to Section 7(b), the number of Shares shall be calculated as in the preceding sentence except that, instead of the Fair Market Value, a figure of one hundred ten per cent (110%) of the Fair Market Value shall be used. Except with respect to any Shares the director has elected to defer pursuant to Section 7(b), certificates representing Shares payable hereunder shall be delivered to the Non-employee Director as soon as practicable.

       (b) Deferrals of Meeting Fees and Regular Stipulated
   Compensation. Subject to the terms and conditions of this Plan, a Non-employee Director may elect to defer all or a portion of the Shares payable under Section 7(a) and all or portions of the director meeting fees and installments of regular stipulated compensation payable in cash by the Company for his or her service as a director for the calendar year. Such elections shall be made in accordance with Section 7(c). A Non-employee Director who elects to so defer shall have any deferred Shares deferred in the form of Shares and any deferred cash meeting fees and cash installments of regular stipulated compensation deferred in the form of cash.

       (c) Elections.

          (1) All elections under Sections 7(a) and 7(b) shall (A) be made in writing and delivered to the Secretary of the Company and (B) be irrevocable. All elections for payments or deferrals in the form of Shares shall be made before July 1 of the year prior to the year in which the Shares or director's meeting fees and installments of regular stipulated compensation are to be earned, except that (i) in 1996 an eligible participant s election may be made within thirty days after the effective date of the Plan, and (ii) in the case of an individual who becomes a Non-employee Director during a calendar year the election may be made within thirty days after he or she becomes a Non-employee Director, provided, however, that in the event of either (i) or (ii) the election shall not be effective with respect to meeting fees and installments of regular stipulated compensation earned in whole or in part during the first six months following the election. Elections for deferrals in the form of cash under Section 7(b) shall be made on or before December 31 prior to the year the director's meeting fees or installments of regular stipulated compensation are to be earned, except that (i) in 1996 an eligible participant s election may be made within thirty days after the effective date of the Plan, and (ii) in the case of an individual who becomes a Non-employee Director during a calendar year the election may be made within thirty days after he or she becomes a Non-employee Director, provided, however, that in the event of either (i) or (ii) the election shall not be effective with respect to meeting fees and installments of regular stipulated compensation earned in whole or in part during such thirty day period. Deferral elections shall also specify (A) the portions (in 10% increments) to be deferred and (B) the future date or dates on which deferred amounts are to be paid or the future event or events upon the occurrence of which the deferred amounts are to be paid and the method of payment (lump sum or annual installments of approximately equal amounts (up to 10), provided, however, that in no event shall any such election be structured in a manner that could result in a deferral of less than two years from the date of election, or that could result in the deferral of any future payment or installment to a date later than the twenty-fifth anniversary of the date of the election. In the event of an election under Section 7(a) for director meeting fees or installments of regular stipulated compensation to be paid in Shares, the election shall specify the portion (in 10% increments) to be so paid. Any change with respect to the terms of an election for (A) the payment of director meeting fees or installments of regular stipulated compensation under Section 7(a) from Shares to cash or vice versa and
       (B) the amount of any deferral in the form of Shares and the timing or amount of payments from the Deferred Shares Account shall be effective six months following such change in the election.

          (2) Credit of Deferrals. A Non-employee Director who has elected to defer Shares under Section 7(b) shall receive a credit to his or her Deferred Shares Account for each deferral action. The number of Shares so credited for each deferral action shall be as determined in accordance with Sections 7(a) and 7(b). A Non-employee Director who has elected to defer cash compensation under Section 7(b) shall receive a credit to his or her Deferred Cash Account for each deferral action. The amount of such credit shall equal the amount of the deferral in question. The timing of each credit under this section shall be as of the date the that the fee or installment to which the credit relates would have become due and payable to the director had it not been for his or her election or elections hereunder.

          (4) Dividends and Interest. Each time a cash dividend is paid on the Shares, a Non-employee Director who has Shares credited to his or her Deferred Shares Account shall receive a credit for such dividends on the dividend payment date to his or her Deferred Shares Account; provided dividends paid with respect to Shares granted under Section 7(a) shall not be credited to the Deferred Shares Account but shall instead be promptly paid directly to such Non-employee Director unless such director shall have elected to defer receipt of the Shares to which the dividend relates as provided in Section 7(b). The amount of the dividend credit shall be the number of Shares (rounded to the nearest one-hundredth of a Share) determined by multiplying the dividend amount per Share by the number of Shares credited to such director's Deferred Shares Account as of the record date for the dividend and dividing the product by the Fair Market Value per Share on the dividend payment date. The Cash Account of a Non-employee Director shall be credited on the first business day of each calendar quarter with interest on such account's balance at the end of the preceding quarter, payable at a rate equal to the pre-tax cost of borrowing of the Company on such date as determined from time to time by the Chief Financial Officer, Controller or Treasurer of the Company.

          (5) Payouts. Deferred Cash Accounts will be paid out in cash and Deferred Shares Accounts shall be paid out in full Shares, provided, however, that, on the occasion of the payment of the final installment of Shares to be made out of a Deferred Shares Account, fractional Shares totaling less than a full Share shall be rounded upwards to the next full Share. Cash amounts credited to a Deferred Cash Account and certificates representing Shares credited to a Deferred Shares Account shall be delivered to the Non-employee Director as soon as practicable following the termination of the deferral, or when they would become due in terms of the deferral, and consistent therewith.

       (d) No Stock Rights. The deferral of Shares into a Deferred Shares Account shall confer no rights upon the Non-employee Director in whose name such account exists, as a shareholder of the Company or otherwise, with respect to the Shares held in such Deferred Shares Account, but shall confer only the right to receive such Shares credited as and when provided herein.

       (e) Change in Control. Notwithstanding anything to the contrary in this Plan or any election, in the event a Change in Control occurs, amounts and Shares credited to Deferred Cash Accounts and Deferred Share Accounts shall be promptly distributed to the appropriate Non-employee Directors.

       (f) Beneficiaries. A Non-employee Director may designate at any time and from time to time a beneficiary for his or her Deferred Cash and Deferred Shares Accounts in the event either or both of said accounts may be paid out following his or her death. Such designation shall be in writing in such form as may be prescribed by the Company and shall be received by the Company at least 30 days prior to the death to be effective.

8. Amendment and Termination

   Except to the extent prohibited by applicable law and unless expressly provided in this Plan:

       (a) Amendments to this Plan. The Board may amend, alter, suspend, discontinue or terminate this Plan without the consent of any stockholder, participant, other holder or beneficiary of Restricted Stock or other person; provided, however, that (a) the provisions of the Plan may not be amended more than once every six months other than to comport with changes in the Code or the rules thereunder, and (b) no such action shall:

          (i) increase the benefits accruing to directors under this Plan,

          (ii) increase the quantum of Stock that may be issued under this Plan;

          (iii) materially modify the requirements as to eligibility for participation in this Plan; or

          (iv) adversely affect the rights under any Restricted Stock theretofore granted under this Plan or the rights to any amounts or Shares theretofore credited to a Deferred Cash Account or a Deferred Shares Account.

       (b) Correction of Defects, Omissions and Inconsistencies. The Secretary may correct any defect, supply any omission, or reconcile any inconsistency in this Plan or any Restricted Stock in the manner and to the extent he or she shall deem desirable to carry this Plan into effect.

9. General Provisions

       (a) Withholding. The Company is authorized to withhold from any Restricted Stock Shares granted and from any dividends to be paid on Restricted Stock the amount (in cash, Shares, other securities, or other property) of any taxes required to be withheld in respect of a grant, payment or settlement of Restricted Stock Shares or any payment of dividends under such Restricted Stock Shares or under this Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of any such taxes.

       (c) No Limit on Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

       (d) No Right to Continued Board Membership. The grant of a benefit hereunder shall not be construed as giving a participant the right to be retained as a director of the Company. The Board may at any time fail or refuse to nominate a participant for election to the Board, and the stockholders of the Company may at any election fail or refuse to elect any participant to the Board free from any liability or claim under this Plan or any grant hereunder.

       (e) Governing Law. The validity, construction, and effect of this Plan and any rules and regulations relating to this Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

       (f) Severability. If any provision of this Plan or any grant or deferral hereunder is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or any other grant or deferral, or would disqualify this Plan or any grant or deferral under any law deemed applicable by the Secretary, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Secretary, materially altering the intent of this Plan or the grant or deferral, such provision shall be stricken as to such jurisdiction, person, grant or deferral, and the remainder of this Plan and any such grant or deferral shall remain in full force and effect.

       (g) No Trust or Fund Created. Neither this Plan nor any grant or deferral, nor any account pertaining thereto shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a participant or any other person. To the extent that any person acquires a right to receive Shares or cash from the Company pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

       (h) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan.

10. Effective Date of this Plan

   Contingent upon its approval by a majority of the shareholders of the Company, this Plan shall be effective as of April 12, 1996.

11. Term of this Plan

   No Restricted Stock Shares shall be granted under this Plan on or after the tenth anniversary of its effective date, nor shall any compensation payable to a Non-employee Director be payable in Shares or deferred under this Plan after such anniversary. However, unless otherwise expressly provided in this Plan or in the restrictions or provisions applying to Restricted Stock Shares previously issued or deferrals previously made, any Restricted Stock Shares theretofore granted and deferrals theretofore made may remain outstanding beyond such date (subject to the provisions of Section 7(c)(1) and the authority of the Secretary to interpret, construe, administer and make determinations under this Plan, and the authority of the Board to amend this Plan, shall extend beyond such tenth anniversary.

PROXY                    CURTISS-WRIGHT CORPORATION
              1200 WALL STREET WEST, LYNDHURST, NEW JERSEY 07071

         This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby appoints DAVID LASKY, ROBERT A. BOSI and DANA M. TAYLOR, JR. and each of them as proxies with power of substitution to vote all shares of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders on April 12, 1996, at the Novotel Meadowlands Hotel, One Polito Avenue, Lyndhurst, New Jersey at 2:00 p.m. or any adjournment thereof, with all the powers the undersigned would have if personally present, as specified, respecting the following matters described in the accompanying Proxy Statement and, in their discretion, on other matters which come before the meeting.

A Vote FOR Items 1, 2 and 3 is recommended.

(1) ELECTION OF DIRECTORS
FOR all nominees listed below                  WITHHOLD AUTHORITY
(except as marked to the                       to vote for all nominees
 contrary below)               [ ]             listed below             [ ]


       T. R. Berner, J. S. Bull, J. B. Busey IV, D. Lasky, W. B. Mitchell,
                    J. R. Myers, W. W. Sihler, J. M. Stewart

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below)

                     --------------------------------------

(2) PROPOSAL TO APPROVE THE APPOINTMENT OF PRICE WATERHOUSE LLP as independent public accountants of the Corporation.
                     FOR [ ]   AGAINST [ ]    ABSTAIN [ ]

(3) PROPOSAL TO APPROVE 1996 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS.
                     FOR [ ]   AGAINST [ ]    ABSTAIN [ ]

                  (Continued and to be signed on reverse side)

   This proxy will be voted in accordance with stockholder specifications. Unless directed to the contrary, this proxy will be voted FOR Items 1, 2 and
3. A majority (or if only one, then that one) of the proxies or substitutes acting at the meeting may exercise the powers conferred herein. Receipt of the accompanying Notice of Meeting and Proxy Statement is hereby acknowledged.

                                    .................................... 1996
                                                   (Date)

                                    .........................................

                                    .........................................
                                                (Signature)

                                    (Please sign name as fully and exactly as it appears opposite. When signing in a fiduciary or representative capacity, please give full title as such. Where more than one owner, each owner should sign. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer.)

PLEASE MARK, SIGN, DATE AND MAIL IN ENCLOSED ENVELOPE. NO POSTAGE REQUIRED IN
                                UNITED STATES.